Exhibit 10.1

May 31, 2018

Dr. Juergen Froehlich

19 Prescott Street

Newton, MA 02460

Dear Juergen,

On behalf of Aradigm Corporation (the “Company”), once again, I am very pleased to offer you the position of Chief Medical Officer (“CMO”), on the following terms.

Your employment shall commence today, May 31, 2018.

POSITION

You will serve in an executive capacity and shall perform the duties of CMO as commonly associated with this position, as specified in the job description and in the Bylaws of the Company, and as required by the Board of Directors of the Company (the “Board”). It is anticipated that you will spend, about three weeks per month at the executive offices, including business travel and activities for the Company, currently located in Hayward, California.

During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company. Your employment relationship with the Company shall also be governed by, and you will be required to comply with, the general employment policies and practices of the Company (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time. The Company reserves the right to change the Company’s general employment policies and procedures, from time to time at its discretion.

COMPENSATION

You will receive an annual salary of $439,000, less standard payroll deductions and withholdings, payable bi-monthly on the 15th and last day of each month. Although the Board will consider increasing your annual base salary after you have been employed for at least one year, it is not required to increase your base salary.

In addition, you will be eligible to earn an annual performance bonus. Your target bonus is forty percent (40%) of your base salary. The Board will determine whether you have earned a bonus and the amount of any such bonus based on the overall performance of the Company and your personal contributions. You must be a regular employee and in good standing on the bonus calculation date to earn and be eligible to receive a bonus. Your bonus for the calendar year 2018 will be pro-rated to reflect your length of service to the Company. Your compensation terms (including base salary and bonus eligibility) are subject to review and change at the discretion of the Board (or any authorized committee thereof).

As noted, you will serve in an executive capacity as CMO, therefore you will attend Board of Directors meetings upon request. You may be asked to present business updates and respond to inquiries by the Board of Directors as well. There is no additional compensation for that role. The annual salary, bonus and other benefits described in this offer make up the entirety of the compensation package for your position with the Company.

EQUITY INCENTIVES

Subject to Board approval, you will be eligible to earn a one-time stock bonus of 150,000 shares, and a one-time stock bonus of 100,000 shares under the Company’s 2015 Equity Incentive Plan (the “Plan”) based on the achievement of the following performance objectives:

a)	150,000 shares when Aradigm submits and the FDA accepts an NDA for a limited population pathway for non-cystic fibrosis bronchiectasis (NCFBE) patients within 12 months following FDA agreement to accept Aradigm’s NDA submission.
b)	100,000 shares when the EMA (CHMP) issues a positive opinion for approval of the Aradigm MAA submission for Linhaliq (Apulmiq) on or before 1 May, 2019.

TRAVEL

You will be eligible for expense reimbursement for airfare for domestic travel to and from your home to Aradigm once per month. The company will pay for reasonable travel expenses and for accommodation when you are traveling for Aradigm on business. The company will also pay for reasonable accommodation when you are working at Aradigm’s executive offices. To qualify for expense reimbursement, the travel arrangements must meet the limitations outlined in Aradigm’s Travel Policy.

EMPLOYEE BENEFITS

You will be eligible to participate in the Company’s standard employee benefits plans in accordance with the terms and conditions of the plans and applicable policies which may be in effect from time to time, and provided by the company to its executive employees. The benefits include group medical, dental and vision insurance coverage, disability insurance coverage, life insurance coverage, 401(k) Plan, employee stock purchase plan, paid vacation, and Company holidays. You will receive additional information concerning the Company’s benefits plans after you commence employment. You may accept these benefits within 30 days of your hire date or you may decline one or all benefits plans offered at your discretion. You will be eligible to participate in any additional or new company benefits, programs, practices and plans customarily offered to Aradigm employees when deemed available. The Company may modify its standard benefits from time to time as it deems necessary, which would also modify the benefits available to you.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of employment, you are required to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a form of which is attached hereto as Attachment A.

INDEMNITY AGREEMENT

The Company will enter into its standard form of Indemnity Agreement with you, a copy of which is attached as Attachment B.

PROTECTION OF THIRD PARTY INFORMATION

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry of otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

OUTSIDE ACTIVITIES

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind consent, in its sole discretion, to your service as a director of all other corporation or participation in other business or public activities, if it determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venture, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

AT-WILL EMPLOYMENT RELATIONSHIP

Your employment relationship with the Company is at-will. Accordingly, subject to the Company’s obligations under the Change of Control Agreement, both you and the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

MISCELLANEOUS

This letter, includes the attached Proprietary Information Agreement, the Indemnity Agreement, and your Change of Control Agreement. It constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matters. Changes in your employment terms, other than those changes expressly reserved here into the Company’s or the Board’s discretion can only be pursuant to a written agreement approved by the Board and signed by you and a duly-authorized representative of the Board. This letter agreement will bind the heirs, personal representative, successors and assigns of both you and the Company, and insure to the benefit of both you and the Company, the heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. If the terms of this offer are agreeable to you, please sign and return the letter by May 25, 2018 to indicate your acceptance of employment with the Company on the terms set forth herein.

Sincerely,

/s/ John M. Siebert
John M. Siebert
Interim Principal Executive Officer

Understood, Accepted and Agreed:

/s/ Juergen Froehlich
Dr. Juergen Froehlich	Effective Start Date: May 31, 2018